CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust I of our reports dated September 20, 2019, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N- CSR of the funds indicated in Appendix A for the year ended July 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

November 26, 2019

Appendix A

Fund Name

Columbia Large Cap Growth Fund

Columbia Oregon Intermediate Municipal Bond Fund

Columbia Tax-Exempt Fund

Columbia Ultra Short Term Bond Fund

Columbia U.S. Social Bond Fund